Exhibit (a)(1)(xiii)

January 18, 2005
                                 TIME SENSITIVE
                                 --------------

Dear Elmer's Shareholder:

Your shares in Elmer's Restaurants, Inc., (Nasdaq symbol:ELMS) are the subject of a tender offer pursuant to the Schedule TO-T/13E-3 filed with the Securities and Exchange Commission ("SEC") on December 20, 2004. ERI Acquisition Corp. has made a cash tender offer to purchase your shares of common stock for $7.50 per share.

By now you should have received information regarding the tender offer. If you have not received such information, please call the Information Agent for the tender offer, Bob Roach, at OTR, Inc. (503) 225-0375 to request copies. The documents are also available online on the SEC's EDGAR system at www.sec.gov and at www.elmers-restaurants.com (click on Financial Information and look for Acquiring Group Documents.)

IF YOU WISH TO TENDER YOUR SHARES, YOU MUST TELEPHONE YOUR BROKER AND INSTRUCT THEM TO IMMEDIATELY TENDER YOUR SHARES BEFORE THE "REPLY BY" DATE.

The "Reply By" date and contact information for your broker is located on the cover page that accompanied this mailing. The "Reply By" date varies depending on your broker, but the "Reply By" date typically is several days prior to the date action must be taken. In this case, since the scheduled expiration date of the tender offer is February 2, 2005, the "Reply By" date will likely be several days prior to February 2, 2005.

If you have any questions regarding the tender offer or how to tender your shares, please feel free to contact the Information Agent for the tender offer, Bob Roach, at OTR, Inc. (503) 225-0375.

Sincerely,

/s/ BRUCE N. DAVIS
--------------------------------
Bruce N. Davis
President, ERI Acquisition Corp.

Additional tender offer materials (such as this letter) published, sent or given to security holders after commencement of a tender offer must include the information described in SEC Rule 14d-6(b). The information that must be disclosed pursuant to SEC Rule 14d-6)(b) is set forth on the reverse side of this letter.













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               INFORMATION REQUIRED PURSUANT TO SEC RULE 14D-6(B)

IDENTITY OF THE SUBJECT COMPANY:    Elmer's Restaurants, Inc., an Oregon
                                    corporation (the "Company").

IDENTITY OF THE BIDDER:             ERI Acquisition Corp., an Oregon corporation
                                    ("Purchaser") led by Bruce N. Davis,
                                    Chairman of the Board, President and Chief
                                    Executive Officer of the Company, William W.
                                    Service, a director and the former Chief
                                    Executive Officer of the Company, Thomas C.
                                    Connor, Corydon H. Jensen, Jr., Dennis M.
                                    Waldron, Richard C. Williams, and Donald W.
                                    Woolley, each of whom is a member of the Company's board of directors, Linda
                                    Ellis-Bolton, Karen K. Brooks, Richard P.
                                    Buckley, David D. Connor, Stephanie M.
                                    Connor, Debra A. Woolley-Lee, Douglas A.
                                    Lee, David C. Mann, Sheila J. Schwartz,
                                    Gerald A. Scott, a Vice President of the
                                    Company, Gary N. Weeks, Gregory W. Wendt,
                                    Dolly W. Woolley, and Donna P. Woolley (each a "Continuing Shareholder" and collectively, the "Continuing Shareholders" ).

AMOUNT AND CLASS OF SECURITIES      Purchaser has offered to purchase all of the
BEING SOUGHT:                       outstanding shares of the Company's no par
                                    value common stock ("Shares") not already owned by the Continuing Shareholders. As of December 8, 2004, 1,842,945 Shares were outstanding, of which the Continuing
                                    Shareholders collectively owned 1,086,344
                                    Shares. In addition, as of December 8, 2004, options held by individuals other than the Continuing Shareholders to acquire up to 128,098 Shares were outstanding and had an exercise price less than the Offer Price.
                                    Shares issued upon exercise of such options will also be subject to the tender offer.

TYPE AND AMOUNT OF                  Purchaser is offering to pay $7.50 per Share
CONSIDERATION BEING OFFERED:        in cash, without interest and less any
                                    required withholding taxes.

SCHEDULED EXPIRATION DATE:          You may tender your Shares until 12:00
                                    midnight, Eastern Standard Time, on February
                                    2, 2005, which is the scheduled expiration date of the offering period, unless
                                    Purchaser decides to extend the offering period. PLEASE NOTE THAT IF YOU WISH TO
                                    TENDER YOUR SHARES, YOUR BROKER MAY REQUIRE
                                    YOU TO TAKE ACTION BEFORE THE SCHEDULED
                                    EXPIRATION DATE IN ORDER TO PROCESS YOUR
                                    REQUEST. (SEE THE "REPLY BY" DATE SHOWN IN
                                    THE COVER LETTER FROM YOUR BROKER THAT
                                    ACCOMPANIED THIS MAILING).

EXTENSION OF TENDER OFFER:          Purchaser may elect to extend the tender
                                    offer if all of the conditions have not been satisfied or waived by the scheduled expiration date. Purchaser can extend the tender offer by issuing a press release no later than 9:00 a.m., Eastern Standard Time, on the business day following the scheduled expiration date of the tender offer, stating the extended expiration date and the approximate number of Shares tendered to date.